Exhibit 24(b)(9)(i)

KIEWIT MUTUAL FUND
RODNEY SQUARE MANAGEMENT CORPORATION
TRANSFER AGENCY AGREEMENT


	THIS TRANSFER AGENCY AGREEMENT made this 19th day February, 1997, by and between Kiewit Mutual Fund, formerly known as Kiewit Institutional Fund, a Delaware business trust (the "Fund"), and Rodney Square Management Corporation, a corporation organized under the laws of the State of Delaware ("Rodney Square"), having its principal place of business in Wilmington, Delaware.

	WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and has registered for public sale under the Securities Act of 1933, as amended (the "1933 Act"), shares of beneficial interest, par value $0.01 per share
("Shares"), corresponding to one or more separate and distinct portfolios (individually, a "Portfolio", and collectively, the "Portfolios");

	WHEREAS, each share of a Portfolio represents an undivided interest in the assets, subject to the liabilities, allocated to that Portfolio, and each Portfolio has a separate investment objective and separate investment policies;

	WHEREAS, at the present time, the Fund has six Portfolios, Kiewit Money Market Portfolio, Kiewit Government Money Market
Portfolio, Kiewit Short-Term Government Portfolio, Kiewit
Intermediate-Term Bond Portfolio, Kiewit Tax-Exempt Portfolio and
Kiewit Equity Portfolio.

	WHEREAS, at the present time, each Portfolios consists of and plans to issue, pursuant to separate Prospectuses, two classes of Shares, a "K Class" (subject to no sales or distribution charges) and a "S Class" (subject to a distribution charge pursuant to Rule 12b-1 under the 1940 Act, as stipulated in the Fund's S Class Prospectus);

	NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Fund and Rodney Square agree as follows:

	1.	Appointments.  The Fund hereby appoints Rodney Square
as transfer agent, registrar and dividend disbursing agent; as servicing agent in connection with the disbursements of dividends and distributions; and as shareholders' servicing agent for all current classes and series of Shares of the Fund, each such appointment to take and remain in effect as hereinafter provided. Rodney Square shall act as such and perform its obligations thereof upon the terms and conditions hereafter set forth, and in accordance with the principles of principal and agent as enunciated by the common law.

	2.	Documents.  The Fund has furnished Rodney Square with
copies properly certified or authenticated of each of the following:

		a.	Resolutions of the Fund's Board of Trustees
authorizing the appointment of Rodney Square to provide certain transfer agent services to the Fund and approving this Agreement;

		b.	Schedule B identifying and containing the
signatures of the Fund's officers and other persons authorized
("Authorized Persons") to sign "Written Instructions" (as hereinafter defined) on behalf of the Fund;

		c.	The Fund's Certificate of Trust filed with the
Secretary of the State of Delaware on June 1, 1994 and all amendments thereto and restatements thereof;

		d.	The Fund's Agreement and Declaration of Trust and
all amendments thereto and restatements thereof;

		e.	The Fund's By-Laws and all amendments thereto and
restatements thereof (such By-Laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By-Laws");

		f.	The Accounting Services Agreement between the Fund
and Rodney Square dated February 19, 1997;

		g.	The Custodian Agreement between the Fund and WTC
(the "Custodian") effective July 1, 1994;

		h.	The Administration Agreement between the Fund and
Rodney Square dated February 19, 1997;

		i.	The Fund's Notification of Registration filed
pursuant to Section 8(a) of the 1940 Act filed with the Securities and Exchange Commission ("SEC") on July 25, 1994;

		j.	The Fund's most recent Registration Statement on
Form N-1A under the 1933 Act (File No. 33-84762) and under the
1940 Act (File No. 811-8648), as filed with the SEC, and all amendments thereto; and

		k.	The Fund's most recent prospectus(es)
("Prospectus") and Statements of Additional Information ("SAI") relating to the Portfolio(s); and

		l.	If required, a copy of either (i) a filed notice
of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Fund by the CFTC which states that the Fund will not be treated as a "pool" as defined in Section
4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Fund by the CFTC which states that CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator."

	The Fund will furnish Rodney Square from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

	3.	Definitions.

		a.	Authorized Person.  As used in this Agreement, the
term "Authorized Person" means any officer of the Fund and any other person, whether or not any such person is an officer of the Fund, duly authorized by the Trustees of the Fund to give Oral and Written Instructions on behalf of the Portfolio(s) and certified by the Secretary or an Assistant Secretary of the Fund or any amendment thereto as may be received by Rodney Square from time to time.

		b.	Oral Instructions.  As used in this Agreement, the
term "Oral Instructions" means oral instructions actually received by Rodney Square from an Authorized Person or from a person reasonably believed by Rodney Square to be an Authorized
Person. The Fund agrees to deliver to Rodney Square, at the time and in the manner specified in Section 4(b) of this Agreement, Written Instructions confirming Oral Instructions signed by two
Authorized Persons and received by Rodney Square.

		c.	Written Instructions.  As used in this Agreement,
the term "Written Instructions" means written instructions on behalf of the Fund signed by two Authorized Persons, delivered by hand, mail, telegram, cable, telex or facsimile to, and received by, Rodney Square.

	4.	Instructions Consistent with Declaration of Trust, etc.

		a.	Unless otherwise provided in this Agreement,
Rodney Square shall act only upon Oral or Written Instructions. Rodney Square, in its capacity under this Agreement, may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of this Agreement, the Fund's Declaration of Trust or By-Laws, or any vote, resolution or proceeding of the Fund's shareholders, or of the Fund's Board of Trustees, or of any committee thereof.

		b.	Rodney Square shall be entitled to rely upon any
Oral Instructions and any Written Instructions actually received by Rodney Square pursuant to this Agreement. The Fund agrees to forward to Rodney Square Written Instructions confirming Oral
Instructions in such manner that the Written Instructions are received by Rodney Square by the close of business of the same day that such Oral Instructions are given to Rodney Square. The
Fund agrees that the fact that confirming Written Instructions are not received by Rodney Square shall in no way affect the validity or enforceability of the transactions authorized by Oral
Instructions. The Fund agrees that Rodney Square shall incur no liability to the Fund in acting upon Oral Instructions, provided such instructions reasonably appear to have been received from an Authorized Person.

	5.	Transactions Not Requiring Instructions.  In the
absence of contrary Written Instructions, Rodney Square is authorized to take the following actions:

		a.	Issuance of Shares.  Upon receipt of a purchase
order from the "Distributor", as defined in the Distribution
Agreement between the Fund and Rodney Square Distributions, Inc., or a prospective shareholder for the purchase of Shares and sufficient information to enable Rodney Square to establish a shareholder account or to issue Shares to an existing shareholder account, and after confirmation of receipt or crediting of Federal funds for such order from Rodney Square's designated bank, Rodney Square shall issue and credit the account of the investor or other record holder with Shares in the manner described in the Prospectus. Rodney Square shall deposit all checks received from prospective shareholders into an account on behalf of the Fund, and shall promptly transfer all Federal funds received from such checks to the Custodian, as defined in the Custodian Agreement between the Fund and Wilmington Trust
Company. (References herein to "Custodian" shall also be construed to refer to a "Sub-Custodian" if such appointment has been made pursuant to the Custodian Agreement.) If so directed by the Distributor, the confirmation supplied to the shareholder to mark such issuance will be accompanied by a Prospectus.

		b.	Transfer of Shares; Uncertificated Securities.
Where a shareholder does not hold a certificate representing the number of Shares in its account and does provide Rodney Square with instructions for the transfer of such Shares which include a signature guaranteed by a commercial bank, trust company or member firm of a national securities exchange and such other appropriate documentation to permit a transfer, then Rodney
Square shall register such Shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the rules and regulations of the SEC, and the laws of the State of Delaware relating to the transfer of shares of beneficial interest

		c.	Share Certificates.  If at any time the Portfolio
issues Share stock certificates, the following provisions will apply:

			(1)	The Fund will supply Rodney Square with a
sufficient supply of stock certificates
representing Shares, in the form approved from time to time by the Trustees of the Fund, and, from time to time, shall replenish such supply upon request of Rodney Square. Such stock certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund, and shall bear the corporate seal or facsimile thereof of the Fund, and notwithstanding the death, resignation or removal of any officer of the Fund, such executed certificates bearing the manual or facsimile signature of such officer shall remain valid and may be issued to shareholders until Rodney Square is otherwise directed by Written Instructions.

			(2)	In the case of the loss or destruction of any
certificate representing Shares, no new
certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by a surety company approved by Rodney Square.

			(3)	Upon receipt of signed Share stock
certificates, which shall be in proper form for transfer, and upon cancellation or destruction thereof, Rodney Square shall countersign, register and issue new certificates for the same number of Shares and shall deliver them pursuant to instructions received from the transferor, the rules and regulations of the SEC, and the laws of the State of Delaware relating to the transfer of shares of beneficial interest.

			(4)	Upon receipt of Share stock certificates,
which shall be in proper form for transfer, together with the shareholder's instructions to hold such Share certificates for safekeeping, Rodney Square shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the shareholder upon the transfer books.

			(5)	Upon receipt of written instructions from a
shareholder of uncertificated securities for a certificate in the number of Shares in its account, Rodney Square will issue such Share stock certificates and deliver them to the shareholder.

		d.	Redemption of Shares.  Upon receipt of a
redemption order from the Distributor or a shareholder, Rodney Square shall redeem the number of Shares indicated thereon from the redeeming shareholder's account and receive from the Fund's Custodian and disburse pursuant to the instructions of a redeeming shareholder or his or her agent the redemption proceeds therefor, or arrange for direct payment of redemption proceeds by the Custodian to the redeeming shareholder or as instructed by the shareholder or his or her agent, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Rodney Square and the Fund's Custodian.

	6.	Shares.  The Fund agrees to notify Rodney Square
promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the 1933 Act or termination of the Fund's declaration under Rule 24f-2 of the 1940 Act. The Fund has advised Rodney Square, as of the date hereof, of the number of Shares (a) held in any redemption or repurchase account, and (b) registered under the 1933 Act which are unsold. In the event that the Fund shall declare a stock dividend, a stock split or a reverse stock split, the Fund shall deliver to Rodney Square a certificate, upon which Rodney Square shall be entitled to rely for all purposes, certifying (i) the number of Shares involved, (ii) that all appropriate corporate action has been taken, and (iii) that any amendment to the Certificate of Trust of the Fund which may be required has been filed and is effective. Such certificate shall be accompanied by an opinion of counsel to the Fund relating to the legal adequacy and effect of the transaction.

	7.	Dividends and Distributions.  The Fund shall furnish
Rodney Square with appropriate evidence of action by the Fund's Trustees authorizing the declaration and payment of dividends and distributions as described in the Prospectus. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, Rodney Square shall, in accordance with instructions in proper form from a shareholder and the provisions of the Fund's Agreement and Declaration of Trust and Prospectus and/or
SAI, issue and credit the account of the shareholder with Shares, or, if the shareholder so elects, pay such dividends or distributions in cash to the shareholder in the manner described in the Prospectus and/or SAI. In lieu of receiving from the Fund's Custodian and paying to shareholders cash dividends or distributions, Rodney Square may arrange for the direct payment of cash dividends and distributions to shareholders by the Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Rodney Square and the Fund's Custodian.

	Rodney Square shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to shareholders such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, Rodney Square shall mail certain requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable Federal tax laws and regulation.

	In accordance with the Prospectus, resolutions of the Fund's Trustees that are not inconsistent with this Agreement and are provided to Rodney Square from time to time, and such procedures and controls as are mutually agreed upon from time to time by and among the Fund, Rodney Square and the Fund's Custodian, Rodney Square shall (a) arrange for issuance of Shares obtained through transfers of funds from shareholders' accounts at financial institutions; and (b) arrange for the exchange of Fund Shares for shares of other eligible investment companies, if and as permitted by the Fund Prospectus.

	8.	Communications with Shareholders.

		a.	Communications to Shareholders.  Rodney Square
will address and mail all communications by the Fund to its shareholders, including reports to shareholders, confirmations of purchases and sales of Shares, monthly statements, dividend and distribution notices and proxy material for its meetings of shareholders. Rodney Square will receive and tabulate the proxy cards for shareholder meetings.

		b.	Correspondence.  Rodney Square will answer such
correspondence from shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Rodney
Square and the Fund.

	9.	Services to be Performed.  Rodney Square shall be
responsible for administering and/or performing transfer agent functions, for acting as service agent in connection with dividend and distribution functions and for performing shareholder account functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Fund's Custodian bank in connection with shareholder redemption by check) of the Fund's Shares as set forth in Schedule B. The details of the operating standards and procedures to be followed shall be determined from time to time by agreement between Rodney Square and the Fund.

	10.	Record Keeping and Other Information.

		a.	Rodney Square shall maintain records of the
accounts for each shareholder showing the items listed in Schedule C.

		b.	Rodney Square shall create and maintain all
necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by
Section 31(a) of the 1940 Act and the rules thereunder and any applicable regulations of the Federal Deposit Insurance
Corporation ("FDIC") or any successor regulatory authority, as the same may be amended from time to time, and those records pertaining to the various functions performed by it hereunder.
All records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund. Where applicable, such records shall be maintained by Rodney Square for the periods and in the places required by Rule 31a-2 under the 1940 Act and any applicable regulations of the FDIC or any successor regulatory authority.

	11.	Audit, Inspection and Visitation.  Rodney Square shall
make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund or any person retained by the Fund. Upon reasonable notice by the Fund, Rodney
Square shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund.

	12.	Compensation.  Compensation for services and duties
performed pursuant to this Agreement will be paid by the Fund to Rodney Square as stipulated in Schedule D hereto. Certain other fees due and expenses incurred pursuant to this Agreement shall be payable by the Fund, or the shareholder on whose behalf the service is performed, to Rodney Square and are also listed in Schedule D.

	The Fund shall reimburse Rodney Square for all reasonable out-of-pocket expenses incurred by Rodney Square or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month

	The term "out-of-pocket expenses" shall include, but not be limited to, the following expenses incurred by Rodney Square in the performance of its obligations hereunder: the cost of stationery and forms (including but not limited to checks, proxy cards, and envelopes), the cost of postage, the cost of insertion of non-standard size materials in mailing envelopes and other special mailing preparation by outside firms, the cost of first-class mailing insurance, the cost of external electronic communications as approved by the Trustees (to include telephone and telegraph equipment and an allocable portion of the cost of personnel responsible for the maintenance of such equipment), toll charges, data communications equipment and line charges and the cost of microfilming of shareholder records (including both the cost of storage as well as charges for access to such records). If Rodney Square shall undertake the responsibility for microfilming shareholder records, it may be separately compensated therefor in an amount agreed upon by the principal financial officer of the Fund and Rodney Square, such amount not to exceed the amount which would be paid to an outside firm for providing such microfilming services.

	13.	Use of Rodney Square's Name.  The Fund shall not use
the name of Rodney Square in any Prospectus, SAI, sales literature or other material relating to the Fund in a manner not approved prior thereto, provided, however, that Rodney Square shall approve all uses of its name which merely refer in accurate terms to its appointments hereunder or which are required by the SEC or a state securities commission and, provided further, that in no event shall such approval be unreasonably withheld.

	14.	Use of Fund's Name.  Rodney Square shall not use the
name of the Fund or the Portfolios of the Fund or material relating to the Fund or the Portfolios on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved prior thereto, provided, however, that the Fund shall approve all uses of its name which merely refer in accurate terms to the appointment of Rodney Square hereunder or which are required by the FDIC, the SEC or a state securities commission, and, provided, further, that in no event shall such approval be unreasonably withheld.

	15.	Security.  Rodney Square represents and warrants that
the various procedures and systems which Rodney Square has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) the Fund's blank checks, records and other data and Rodney Square's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis.

	16.	Insurance.  Upon request, Rodney Square shall provide
the Fund with details regarding its insurance coverage, and Rodney Square shall notify the Fund should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefor. Rodney
Square shall notify the Fund of any material claims against it, whether or not they may be covered by insurance and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by Rodney Square under its insurance coverage.

	17.	Appointment of Agents.  Neither this Agreement nor any
rights or obligations hereunder may be assigned by Rodney Square without the written consent of the Fund. Rodney Square may, however, at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company, which is itself qualified under the Securities Exchange Act of 1934 (the
"1934 Act") to act as a transfer agent, as its agent to carry out such of the services to be performed under this agreement as Rodney Square may from time to time direct; provided, however, that the appointment of any agent shall not relieve Rodney Square of any of its responsibilities or liabilities hereunder.

	18.	Delegation.  On thirty (30) days' prior written notice
to the Fund, Rodney Square may assign any part or all its rights and delegate its duties hereunder to any affiliate, provided that
(i) the delegate agrees with Rodney Square to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder; (ii) Rodney Square shall remain responsible for the performance of all of its duties under this Agreement; (iii) Rodney Square and such delegate shall promptly provide such information as the Fund may request; and (iv) Rodney Square shall respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

	19.	Indemnification.

		a.	The Fund agrees to indemnify and hold harmless
Rodney Square, its directors, officers, employees, agents and representatives (collectively, "Representatives") from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act and any applicable state and/or foreign securities laws or amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which Rodney Square takes (i) at the request of or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions. Neither
Rodney Square nor any of its Representatives shall be indemnified against any liability (or any expenses incident to such liability) arising out of Rodney Square's or its Representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

		b.	Rodney Square agrees to indemnify and hold
harmless the Fund from all taxes, charges, expenses, assessments, claims and liabilities arising from Rodney Square's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Rodney
Square's or its Representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.
		c.	In order that the indemnification provisions
contained in this Section 19 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.
The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

	20.	Responsibility of Rodney Square.  Rodney Square shall
be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Rodney Square in writing. Rodney Square shall be obligated to exercise due care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts in performing the services provided for under this Agreement. Rodney Square shall be liable for any damages arising out of or in connection with Rodney Square's performance of or omission or failure to perform its duties under this Agreement to the extent such damages arise out of Rodney Square's negligence, reckless disregard of its duties, bad faith or willful misfeasance.

	Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney Square, in connection with its duties under this Agreement, shall not be under any duty or obligation to inquire into and shall not be liable for (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or (ii) subject to the provisions of Section 21 hereof, delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

	21.	Acts of God, etc.  Rodney Square shall not be liable
for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mails, transportation, communication or power supply. In the event of equipment breakdowns beyond its control, Rodney Square shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto. Rodney Square shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

	22.	Amendments.  Rodney Square and the Fund shall regularly
consult with each other regarding Rodney Square's performance of its obligations and its compensation hereunder. In connection therewith, the Fund shall submit to Rodney Square, at a reasonable time in advance of filing with the SEC, copies of any amended or supplemented registration statements (including exhibits) under the 1933 Act and the 1940 Act, and a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Fund. Any change in such material which would require any change in Rodney Square's obligations hereunder shall be subject to Rodney Square's approval, which shall not be unreasonably withheld. In the event that such change materially increases the cost to Rodney Square of performing its obligations hereunder, Rodney Square shall be entitled to receive reasonable compensation therefor.

	23.	Duration, Termination, etc.  Neither this Agreement nor
any provisions hereof may be changed, waived or discharged orally, but only by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver or discharge is sought.

	This Agreement shall become effective as of the close of business on the date first written above, and unless terminated as hereinafter provided, shall continue in effect for two (2) years from the date of its execution and thereafter from year to year.

	This Agreement may be terminated by a vote of the Board of Trustees of the Fund, or by a vote of a majority of the outstanding voting securities of any one or more of the Fund's Portfolios, upon written notice to Rodney Square, in the event of a material breach remaining uncured for thirty (30) days after due written notification of such breach has been issued by the Fund to, and received by, Rodney Square. "Material breach" includes gross negligence in the performance of the duties of Rodney Square, as well as a material breach of a provision of this Agreement. However, in the event of a material breach resulting from willful misconduct or reckless disregard of the duties of Rodney Square or its employees, this Agreement may be terminated thirty (30) days after written notification of such breach has been issued by the Fund to, and received by, Rodney Square.

		Furthermore, this Agreement may be terminated by the Fund if a majority of the Board of Trustees votes to approve such a termination, for any of the following reasons: (a) the Fund ceases doing business, liquidates, and distributes all remaining assets to its shareholders; (b) the merger of the Fund with another registered investment company, substantially all of the assets of which are owned by shareholders not presently affiliated with or related to the shareholders of the Fund or Kiewit Investment Trust; (c) the merger with or sale of substantially all of the assets of Kiewit Investment Management Corporation to a person not presently affiliated with or related to the shareholders of the Fund or Kiewit Investment Trust; or
(d) any other event of similar kind, which results in a fundamental change in the nature of the mutual fund business of the Fund or Kiewit Investment Trust. The reasons set forth in this paragraph may be applied to terminate this Agreement with respect to one or more Series, as well as to the Fund itself. Termination shall occur at the time of the relevant event, but not earlier than six (6) months after written notification issued by the Fund to, and received by, Rodney Square.

	This Agreement may also be terminated by Rodney Square, upon written notice to the Fund, in the event of a material breach remaining uncured for sixty (60) days after due written notification of such breach has been issued by Rodney Square to, and received by, the Fund.

	Termination shall not relieve the parties of duties and obligations accrued prior to termination (including the duty to pay accrued fees and expenses), nor those duties which by their nature survive termination (such as the duty to maintain the confidentiality of information, and the duty to transfer assets and records to successors in an orderly and cooperative manner).

	Upon the termination hereof, the Fund shall reimburse Rodney Square any fees incurred as a result of the termination conversion for any out-of-pocket expenses reasonably incurred by Rodney Square including or during the period prior to the date of such termination. In the event that the Fund designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Fund, transfer to such successor a certified list of the shareholders of the Fund (with name, address, and, if provided, tax identification or Social Security number), a complete record of the account of each shareholder, and all other relevant books, records and other data established or maintained by Rodney Square hereunder. Rodney
Square shall be liable for any losses sustained by the Fund as a result of Rodney Square's failure to accurately and promptly provide these materials.

	24.	Registration as a Transfer Agent.  Rodney Square
represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. Rodney Square agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should Rodney Square fail to be registered with the Federal Deposit Insurance Company or any successor regulatory authority as a transfer agent at any time during this Agreement, the Fund may, on written notice to Rodney Square, immediately terminate this Agreement.

	25.	Notice.  Any notice under this Agreement shall be given
in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

	26.	Severability.  If any provision of this Agreement shall
be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

	27.	Governing Law.  To the extent that state law has not
been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be governed and construed according to the laws (without regard, however, to laws as to conflicts of law) of the State of Delaware.

	28.	Shareholder Liability.  Rodney Square acknowledges that
it has received notice of and accepts the limitations of liability set forth in the Fund's Agreement and Declaration of Trust. Rodney Square agrees that the Fund's obligations hereunder shall be limited to the Fund, and that Rodney Square shall have recourse solely against the assets of the Portfolios with respect to which the Fund's obligations hereunder relate and shall have no recourse against the assets of any other Portfolio or against any shareholder, Trustee, officer, employee, or agent of the Fund.

	29.	Miscellaneous.  Both parties agree to perform such
further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two counterparts, each of which taken together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first above written.

							KIEWIT MUTUAL FUND

							By:	/s/ Ann McCulloch
								Ann McCulloch, President



							RODNEY SQUARE MANAGEMENT
							CORPORATION


							By:	/s/ Martin L. Klopping
								Martin L. Klopping,
President

TRANSFER AGENCY AGREEMENT
SCHEDULE A
KIEWIT MUTUAL FUND
Fund Listing





	Kiewit Money Market Portfolio
	Kiewit Government Money Market Portfolio
	Kiewit Short-Term Government Portfolio
	Kiewit Intermediate-Term Bond Portfolio
	Kiewit Tax-Exempt Portfolio
	Kiewit Equity Portfolio


TRANSFER AGENCY AGREEMENT
SCHEDULE B
KIEWIT MUTUAL FUND
Services to be Performed




Rodney Square will perform the following functions as transfer agent on an ongoing basis with respect to each Portfolio:

	a.	furnish state-by-state registration reports;

	b.	provide toll-free lines for direct shareholder use,
plus customer liaison staff with on-line inquiry capacity;

	c.	mail duplicate confirmations to dealers and other
financial institutions ("Service Organizations") of their clients' activity, whether executed through the Service
Organization or directly with Rodney Square;

	d.	provide detail for Service Organization confirmations
and other Service Organization shareholder accounting, in accordance with such procedures as may be agreed upon between the Fund and Rodney Square;

	e.	provide shareholder lists and statistical information
concerning shareholder accounts to the Fund;

	f.	provide timely notification of Fund activity and such
other information as may be agreed upon from time to time between Rodney Square and the Fund or the Custodian, to the Fund or the Custodian; and


	g.	with respect to dividends and distributions, prepare
and file required reports with the Internal Revenue Service
("IRS"), prepare and mail reports to shareholders as required by the IRS and as described in the Fund's latest effective SEC registration statement.

TRANSFER AGENCY AGREEMENT
SCHEDULE C
KIEWIT MUTUAL FUND
Shareholder Records




Rodney Square shall maintain records of the accounts for each shareholder showing the following information:

	a.	name, address and United States Tax Identification or
Social Security number;

	b.	number of Shares held and number of Shares for which
certificates, if any, have been issued, including certificate numbers and denominations;

	c.	historical information regarding the account of each
shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

	d.	any stop or restraining order placed against a
shareholder's account;

	e.	any correspondence relating to the current maintenance
of a shareholder's account;

	f.	information with respect to withholding; and,

	g.	any information required in order for Rodney Square to
perform any calculations contemplated or required by this Agreement.

TRANSFER AGENCY AGREEMENT
SCHEDULE D
KIEWIT MUTUAL FUND
Fee Schedule

For the services Rodney Square provides under the Transfer Agency Agreement attached hereto, Kiewit Mutual Fund (the "Fund") agrees to pay Rodney Square a fee for transfer agency services equal to $15,000 per annum for each Class of Fund Shares issued by each Fund Portfolio, payable monthly, plus, for any Class exceeding 500 shareholder accounts, an additional account fee as follows:

				Fee per Annum
	Type of Fund/Account			    per Account

	Annual Dividend				$15
	Semi-Annual Dividend				$15
	Quarterly Dividend				$15
	Monthly Dividend				$17.50
	Daily Accrued Dividend				$20

Out of pocket expenses shall be reimbursed by the Fund to Rodney
Square or paid directly by the Fund. Such expenses include but are not limited to the following:

a.	Toll-free lines (if required)
b.	Forms, envelopes, checks, checkbooks
c.	Postage (bulk, pre-sort, first-class at current
prevailing rates)
d.	Hardware/phone lines for remote terminal(s) (if
required)
e.	Microfiche/Microfilm
f.	Wire fee for receipt or disbursement
g.	Mailing fees
h.	Cost of proxy solicitation, mailing and tabulation
(if required)
i.	Certificate issuance
j.	Record retention storage
k.	Development/programming costs/special projects -
time and material
l.	ACH transaction charges
m.	"B" notice mailing
n.	Locating lost shareholders in anticipation of
escheating

Additional Expenses (which may be paid by Fund shareholders)

	a. IRA Processing		$10.00 per account per annum
			$ 5.00 new account set up fee
				(waived)
			$ 2.50 per distribution (waived)
			$10.00 per plan transfer out

	b. Exchange Fees		$ 5.00 per transaction

Payment
The above will be billed to the Fund within the first ten
(10) business days of each month, and shall be paid by the Fund by wire transfer within five (5) business days of billing receipt.


		KIEWIT MUTUAL FUND

		By:	/s/ Ann McCulloch
				Ann McCulloch, President

		RODNEY SQUARE MANAGEMENT CORPORATION

		By:	/s/ Martin L. Klopping
				Martin L. Klopping, President